SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 14, 2007
ZOLTEK COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Missouri	0-20600	43-1311101
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3101 McKelvey Road St. Louis, Missouri	63044
(Address of principal executive offices)	(Zip Code)
(314) 291-5110
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On August 14, 2007, Zoltek Companies, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), by and among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representative”), as representative of the several underwriters named therein, and certain shareholders of the Company for the public offering of 4,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company at $38.76 per share, less underwriting discounts. In the offering, 3,615,000 shares are being sold by the Company and 385,000 shares are being sold by the selling shareholders. The Company will not receive any of the proceeds from the sale of Common Stock by the selling shareholders. A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
The shares of Common Stock are being sold under the Company’s Form S-3 shelf registration statement (No. 333-143996) (the “Form S-3”) and are expected to yield approximately $132.1 million in total proceeds to the Company, before expenses. In addition, the Company has granted the Representative an option, exercisable until September 13, 2007, to purchase up to an additional 600,000 shares of Common Stock at the public offering price of $38.76 per share, less underwriting discounts, to cover over-allotments, if any.
ITEM 8.01 OTHER EVENTS
On August 15, 2007, the Company issued a press release announcing a public offering of its common stock at $38.76 per share. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits. See Exhibit Index.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: August 15, 2007

ZOLTEK COMPANIES, INC.
By	/s/ Kevin Schott
Kevin Schott
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Purchase Agreement, dated August 14, 2007

99.1	Press Release issued by the Company, dated August 15, 2007